UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING


(Check one):  [X] Form 10-K [ ] Form 20-F  [ ] Form 11-K [ ] Form 10-Q
              [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

                       For Period Ended: December 31, 2007
                                         -----------------
                      [ ] Transition Report on Form 10-K
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form 11-K
                      [ ] Transition Report on Form 10-Q
                      [ ] Transition Report on

                      Form N-SAR For the Transition Period Ended:
                                                                 -------------

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not Applicable.
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PART I - REGISTRANT INFORMATION

Home Director, Inc.
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Full Name of Registrant


Not Applicable.
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Former Name if Applicable


900 East Hamilton Street, Suite 550
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Address of Principal Executive Office (Street and Number)


Campbell, California 95008
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[_]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[_]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day after the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Home Director, Inc. (the "Registrant") is filing this Notification of Late Filing on Form 12b-25 with respect to the Registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2007. The Registrant is unable to file its Form 10-KSB within the prescribed period without unreasonable effort or expense because additional time is required for completion of the auditor's review of the Registrant's financial statements for such period.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Daryl Stemm             (408)                  559-3100
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       (Name)             (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Home Director, Inc.
              -----------------------------------------------------
                (Name of Registrant as Specified in its Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2008
                                                 HOME DIRECTOR, INC.

                                            By:  /s/ Daryl Stemm
                                                 ----------------------------
                                                      Daryl Stemm
                                                      Chief Financial Officer


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